Exhibit 99.1

FOR IMMEDIATE RELEASE

American Finance Trust

Announces Series A Preferred Stock Dividend

NEW YORK – June 21, 2019 - American Finance Trust, Inc. (Nasdaq: AFIN/ AFINP) (“AFIN”) announced today that it intends to pay dividends on a quarterly basis on its 7.50% Series A Cumulative Redeemable Perpetual Preferred Stock (the “Series A Preferred Stock”) at an annualized rate of $1.875 per share or $0.46875 per share on a quarterly basis. Dividends on the Series A Preferred Stock are payable in arrears to Series A Preferred Stock holders of record at the close of business on the applicable record date and payable on the 15th day of the first month of each fiscal quarter (or, if not a business day, the next succeeding business day). July 15, 2019 is the first quarterly payment date since the Series A Preferred Stock was originally issued on March 26, 2019, and this dividend represents an accrual for more than a full quarter, covering the period from March 26, 2019 to June 30, 2019.

Accordingly, AFIN declared a dividend of $0.50 per share of Series A Preferred Stock covering the period from March 26, 2019 to June 30, 2019 and payable on July 15, 2019 to Series A Preferred Stock holders of record at the close of business on July 3, 2019.

About American Finance Trust, Inc.

American Finance Trust, Inc. (Nasdaq: AFIN) is a publicly traded real estate investment trust listed on the Nasdaq focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S. Additional information about AFIN can be found on its website at www.americanfinancetrust.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of AFIN’s Annual Report on Form 10-K for the year ended December 31, 2018 filed on March 7, 2019 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in AFIN’s subsequent reports. Further, forward looking statements speak only as of the date they are made, and AFIN undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investor Relations

investorrelations@americanfinancetrust.com

(866) 902-0063